Exhibit 10.49
EXECUTION VERSION
FIRST AMENDMENT
TO THE
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This First Amendment to the Amended and Restated Executive Employment Agreement (the “Amendment”) is entered into as of January 26, 2024 (the “Effective Date”), by and between Caesars Enterprise Services, LLC, a Delaware limited liability company (the “Company”), and Bret Yunker (the “Executive”).
RECITALS
WHEREAS, the Executive and the Company desire to amend the Amended and Restated Executive Employment Agreement, by and between Executive and the Company, dated as of August 10, 2022 (the “2022 Agreement”), as provided for herein;
WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the 2022 Agreement; and
NOW, THEREFORE, in consideration and exchange for the foregoing, the parties hereto hereby amend the 2022 Agreement as follows, effective as of the date first written above:
1.The first sentence of Article 2 of the 2022 Agreement is hereby amended and restated in its entirety as follows:

The Term of Employment shall begin on the Effective Date, and shall extend until January 1, 2027 (the “Term”), with automatic one (1) year renewals (each a “Renewal Term”) upon the expiration of the Term or the current Renewal Term, as applicable, unless either Party notifies the other at least three (3) months before the scheduled expiration date of the Term or Renewal Term, as applicable, that this Agreement is not to renew; provided that in the event of a Change in Control the Term or then current Renewal Term shall automatically be extended an additional two (2) years from the date of consummation of such Change in Control (and such two (2) year extension period shall be a “Renewal Term” for purposes of this Agreement.
2.The first sentence of Article 4 of the 2022 Agreement is hereby amended and restated in its entirety as follows:

Effective as of January 1, 2024, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than one million two hundred thousand dollars ($1,200,000).
3.Article 9 of the 2022 Agreement is hereby amended and restated in its entirety as follows:

(a)Pursuant to the Prior Agreement, the Executive received a one-time special signing bonus in an amount equal to one million five hundred thousand dollars ($1,500,000) (the “Signing Bonus”). If Executive’s employment with the Company terminates due to Executive’s resignation without Good Reason or by the Company for Cause, prior to January 1, 2025, the Executive agrees to repay a pro rata portion of the Signing Bonus to the Company, which shall be calculated based on the number of full calendar months remaining from the Date of Termination until January 1, 2025, divided by thirty-six (36) months (without reduction for any federal, state or local income and employment tax liability paid by the Executive).

(b)Subject to the approval of the Compensation Committee, the Executive will be granted a one-time sign-on award of 57,754 restricted stock units (“RSUs”). The RSUs will vest in equal one-third (1/3) installments on each of the first three (3) anniversaries of January 1, 2024 (i.e., January 1, 2025, January 1, 2026, and January 1, 2027), subject to the Executive’s continued service on each applicable vesting date. The sign-on RSU award will be subject to the terms, conditions and restrictions specified in the Parent’s Amended & Restated 2015 Equity Incentive Plan (as the same may be amended from time to time) and award agreement.

4.Article 31 of the 2022 Agreement is hereby amended and restated in its entirety as follows:
Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Parent, or any of its Subsidiaries or affiliates (including the Company), is subject to the Parent’s Policy for Recovery of Erroneously Awarded Compensation, effective as of December 1, 2023 (the “Clawback Policy”), and any amendments thereto (or any other policy adopted by the Parent or any of its Subsidiaries or affiliates (including the Company) pursuant to any such law, government regulation or stock exchange listing requirement). Executive acknowledges and agrees that Executive has no right to indemnification, insurance payments or other reimbursement by or from the Parent or any of its Subsidiaries or affiliates (including the Company) for any compensation that is subject to recoupment and/or forfeiture under the Clawback Policy.
5.Except as expressly amended by this Amendment, all of the terms of the 2022 Agreement shall remain in full force and effect.

6.This Amendment may be executed in any number of counterparts, each of which shall be considered an original instrument, but all such counterparts shall together constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date and year first above written.

Caesars Enterprise Services, LLC

By:	/s/ Thomas R. Reeg
Name:	Thomas R. Reeg
Title:	Chief Executive Officer

Executive

/s/ Bret Yunker
Name: Bret Yunker
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